Exhibit 3.5.1

                         ARTICLES OF INCORPORATION

                                    OF

                     NORTH ATLANTIC ENERGY CORPORATION

     THE UNDERSIGNED, ACTING AS INCORPORATOR OF A CORPORATION UNDER THE NEW HAMPSHIRE BUSINESS CORPORATION ACT, ADOPTS THE FOLLOWING ARTICLES OF INCORPORATION FOR SUCH CORPORATION:

                                 ARTICLE I

     The name of the corporation is North Atlantic Energy Corporation.

                                ARTICLE II

     The period of its duration is perpetual.

                                ARTICLE III

     The corporation is empowered to transact any and all lawful business for which corporations may be incorporated under RSA 293-A. The principal purpose for which the corporation is organized is to own a joint ownership interest in the Seabrook nuclear power project and to sell electricity generated by the Seabrook project.

                                ARTICLE IV

     The aggregate number of shares which the corporation shall have authority to issue is 1000 shares of Common Stock with a par value of $1 per share.

                                 ARTICLE V

     The capital stock will be sold or offered for sale within the meaning of RSA 421-B (New Hampshire Securities Act).

                                ARTICLE VI

     Shareholders shall have no preemptive rights to acquire unissued or treasury shares or securities convertible into such shares or carrying a right to subscribe or acquire such shares.

                                ARTICLE VII

     Provisions for the regulation of the internal affairs of the corporation shall be set forth in the By-Laws of the corporation.

                               ARTICLE VIII

     The address of the initial registered office of the corporation is Rath, Young, Pignatelli and Oyer, P.A., Two Capital Plaza, P.O. Box 854, Concord, NH 03302-0854 and the name of the initial registered agent at such address is Thomas D. Rath.

                                ARTICLE IX

     The number of directors constituting the initial board of directors of the corporation is one, and the name and address of the person who is to serve as director until the first annual meeting of shareholders or until his successor is elected and shall qualify is:

          Name                          Address

Thomas D. Rath                Rath, Young, Pignatelli and Oyer, P.A.
                              Two Capital Plaza, P.O. Box 854
                              Concord, NH 03302-0854

                                 ARTICLE X

     The name and address of the incorporator is:

Thomas D. Rath                Rath, Young, Pignatelli and Oyer, P.A.
                              Two Capital Plaza, P.O. Box 854
                              Concord, NH 03302-0854

                                ARTICLE XI

     The directors and officers of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer except with respect to:

     1) any breach of the director's and/or officer's duty of loyalty to the corporation or its shareholders;

     2) acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law;

     3)   actions for which a director may be liable under RSA 293-A:48; or

     4) any transaction from which the director or officer derived an improper personal benefit.

Dated:    September 20, 1991



                                        /S/Thomas D. Rath
                                        Thomas D. Rath